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Solo Energy Corporation
June 14, 2001

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                                                                     Exhibit 2.4



June 14, 2001

Martin Lagod, President
Solo Energy Corporation
2701 Monarch Street, Suite 210
Alameda, California 94501

Re:   Asset Acquisition Agreement dated as of April 16, 2001
      ("Acquisition Agreement" by and between Elektryon and Solo Energy Corporation (the "Company")


Dear Marty:

Reference is made to the above referenced Acquisition Agreement by and between Elektryon and the Company, dated as of April 16, 2001. Capitalized terms used herein, but not defined herein, shall have the meanings set forth in the Acquisition Agreement, except as modified below.

TERMINATION DATE. Pursuant to Section 13.1(e) of the above referenced Acquisition Agreement, such Acquisition Agreement may be terminated if the Closing does not occur by June 30, 2001 (the "Termination Date"). Pursuant to this letter, the Termination Date shall be extended from June 30, 2001 to July 30, 2001. As a result of such extension, the Company shall not be obligated to consummate the transactions contemplated by the Acquisition Agreement until July 30, 2001.

EARN-OUT CONSIDERATION. Pursuant to Section 2.7 of the Acquisition Agreement, the term "First Performance Goal" means that within 90 days of date of execution of the Acquisition Agreement, Elektryon or the Company, as appropriate, has obtained from a Buyer (A) a Purchase Commitment for the delivery of at least 50 Units for delivery by December 31,2001 and (B) a Letter of Intent for the delivery of an additional 100 Units in 2001 or 2002 and the term "second Performance Goal" means that within 90 days of the date of execution of the Acquisition Agreement, Elektryon or the Company, as appropriate, has obtained from a Buyer or Buyers (A) a Purchase Commitment for the delivery of at least
100 Units for delivery by December 31,2001 and (B) a Letter of Intent for the delivery of an additional 200 Units in 2001 or 2002, in each case including any Units counted toward satisfaction of the First Performance Goal. Pursuant to this letter, the Company hereby agrees that, solely with respect to a Purchase Commitment with Wal-Mart as Buyer and not with respect to any other Buyer, each of the terms "First Performance Goal" and "Second Performance Goal" shall be modified such that with respect to the Purchase Commitment and Letter of Intent required there under, rather than obtaining "within 90 days from the execution of the date of execution of the
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Solo Energy Corporation
June 14, 2001
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Acquisition Agreement", each shall instead be obtained "within 120 days from the execution of a tariff agreement between Wal-Mart and San Diego Gas & Electric".

DISCLOSURE SCHEDULE. The Transferor Disclosure Schedule is amended to include the following exceptions to the referenced sections of the Acquisition
Agreement:

         [Intentionally deleted.]

         [Intentionally deleted.]

         [Intentionally deleted.]

         SECTIONS 4.20 and 4.25. Transferor is party to the following document, a copy of which has previously been provided to Acquiror:

         Warrant dated July, 2000 to purchase 125,000 shares of common stock of Elektryon at $20.00 per share issued in the name of Ballentine Capital Partners Fund, L.P.

ALL OTHER TERMS SET FORTH IN THE ACQUISITION AGREEMENT AND SPECIFICALLY, SECTION 2.7, SHALL REMAIN IN FULL FORCE AND EFFECT. ELEKTRYON RESERVES THE RIGHT TO SUBSTITUTE NEW, UPDATED FINANCIALS FOR THOSE IN THE SCHEDULES.

If the foregoing correctly represents your understanding and agreement, please so indicate by signing a copy of this letter agreement in the place indicated, whereupon all of the parties hereto shall be legally bound on the foregoing terms and conditions.


Very truly yours,
ELEKTRYON

/S/Michael E. Holmstrom

Michael E. Holmstrom, President

                                       Agreed and Accepted by Solo Energy


                                       By: /s/ Brooks Tanner
                                           -------------------------------

                                       Title: Chief Financial Officer

                                       Date: June 15, 2001